Exhibit 99.1

Company Contacts:

Ultratech

Bruce R. Wright

Senior Vice President & CFO

Phone: 408/321-8835

The Blueshirt Group

Suzanne Schmidt, 415/217-4962

suzanne@blueshirtgroup.com

Melanie Solomon, 415/217-4964

melanie@blueshirtgroup.com

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Agency Contact: MCA, Inc. Angie Kellen, 650/968-8900 Senior Account Director akellen@mcapr.com

ULTRATECH ANNOUNCES PROMOTION OF TWO EXECUTIVES

Tammy D. Landon and Dave Ghosh Promoted to Executive Officers at Ultratech

SAN JOSE, Calif.—February 10, 2016—Ultratech, Inc. (Nasdaq: UTEK), a leading supplier of lithography, laser processing and inspection systems used to manufacture semiconductor devices and high-brightness LEDs (HB-LEDs), as well as atomic layer deposition (ALD) systems, announced the promotion of two of its executives. Tammy D. Landon, Senior Vice President of Operations, and Dave Ghosh, Senior Vice President, Global Sales and Service, have been promoted to be executive officers at Ultratech. These promotions are an example of the company’s ongoing leadership succession process and efforts to cultivate top industry talent at Ultratech.

Ultratech Chairman and CEO Arthur W. Zafiropoulo, who remains the company’s principal operating officer said, “I congratulate both Tammy and Dave as they are both deserving of their respective promotions. Tammy joined Ultratech in 2000, and her level of leadership and expertise have earned her the role of executive officer. For this executive officer position, Dave will be leveraging his experience from the various responsibilities he has had at Ultratech since 1989. Healthy companies both retain top talent and implement leadership plans as a means to remain competitive. Tammy and Dave each have over 30 years of industry experience, and these promotions are a part of the management process for Ultratech. I have every confidence that Tammy and Dave will be successful in their new roles as executive officers, and I look forward to their continued contributions to Ultratech.”

Tammy D. Landon, Senior Vice President of Operations, Ultratech, Inc.

Landon joined Ultratech in 2000. During this time, she had multiple responsibilities that included manufacturing, operations, materials, engineering, quality, training, technical support and installations. More recently, Landon has led the human resources, information technology and corporate services within the company. Her background includes more than 30 years of manufacturing, project management and engineering positions in the semiconductor and defense industries. Landon has a bachelor’s degree in biochemistry as well as a bachelor’s degree in industrial technology from California Polytechnic State University, San Luis Obispo.

ULTRATECH ANNOUNCES PROMOTION OF TWO EXECUTIVES………………………….Page 2 of 2

Dave Ghosh, Senior Vice President Global Sales and Service, Ultratech, Inc.

Since 1989, Ghosh has served Ultratech in various capacities and has been responsible for risk management, corporate services, real estate, facilities, environment, health and safety, human resources, information technology systems and worldwide service. In addition, he works with the CEO on special projects that include M&A activities, initiating and negotiating with foreign governments for business development and risk management. His experience spans over 30 years in a variety of operations and service positions. Ghosh earned his bachelor’s degree in industrial technology from San Jose State University.

Safe Harbor

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipates,” “expects,” “remains,” “thinks,” “intends,” “believes,” “estimates,” and similar expressions and include management’s current expectation of its longer term prospects for success. These forward-looking statements are based on our current expectations, estimates, assumptions and projections about our business and industry, and the markets and customers we serve, and they are subject to numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Such risks and uncertainties include the timing and possible delays, deferrals and cancellations of orders by customers; quarterly revenue fluctuations; industry and sector cyclicality, instability and unpredictability; market demand for consumer devices utilizing semiconductors produced by our clients; our ability to manage costs; new product introductions, market acceptance of new products and enhanced versions of our existing products; reliability and technical acceptance of our products; our lengthy sales cycles, and the timing of system installations and acceptances; lengthy and costly development cycles for laser-processing and lithography technologies and applications; competition and consolidation in the markets we serve; improvements, including in cost and technical features, of competitors’ products; rapid technological change; pricing pressures and product discounts; our ability to collect receivables; customer and product concentration and lack of product revenue diversification; inventory obsolescence; general economic, financial market and political conditions and other factors outside of our control; domestic and international tax policies; cybersecurity threats in the United States and globally that could impact our industry, customers, and technologies; and other factors described in our SEC reports including our Annual Report on Form 10-K filed for the year ended December 31, 2014 and our Quarterly Report on Form 10-Q filed for the quarterly period ended October 3, 2015. Due to these and other factors, the statements, historical results and percentage relationships set forth herein are not necessarily indicative of the results of operations for any future period. We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

About Ultratech: Ultratech, Inc. (Nasdaq: UTEK) designs, builds and markets manufacturing systems for the global technology industry. Founded in 1979, Ultratech serves three core markets: front-end semiconductor, back-end semiconductor, and nanotechnology. The company is the leading supplier of lithography products for bump packaging of integrated circuits and high-brightness LEDs. Ultratech is also the market leader and pioneer of laser spike anneal technology for the production of advanced semiconductor devices. In addition, the company offers solutions leveraging its proprietary coherent gradient sensing (CGS) technology to the semiconductor wafer inspection market and provides atomic layer deposition (ALD) tools to leading research organizations, including academic and industrial institutions. Visit Ultratech online at: www.ultratech.com.

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